PROXY RESULTS  (Unaudited)
During the six months ended June 30, 2008, Cohen & Steers Premium
Income Realty Fund, Inc. shareholders voted on the following proposals at the annual meeting held on April 17, 2008. The description of each proposal and number of shares voted are as follows:

Common Shares
				Shares Voted			Authority
				     For			Withheld
To Elect Directors
Bonnie Cohen	 		   29,110,224 	 		  913,768
Richard E. Kroon	 	   29,110,224 	 		  913,768



Preferred Shares
				Shares Voted			Authority
				     For			Withheld
To Elect Directors
Bonnie Cohen	 		       12,006 			      688
Richard E. Kroon	 	       11,937 			      756
Williard H. Smith	 	       12,132 			      561